EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to The Black & Decker 2008 Restricted Stock Plan and The Black & Decker Non-Employee Directors Stock Plan of our reports dated February 15, 2008, with respect to the consolidated financial statements and schedule of The Black & Decker Corporation and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of The Black & Decker Corporation and Subsidiaries, filed with the Securities and Exchange Commission.

                                                                                                                                            /s/ ERNST & YOUNG LLP

Baltimore, Maryland
May 8, 2008